Exhibit 10.35

Medical Executive Reimbursement Program (MERP)

Eligibility

Participation in the Medical Executive Reimbursement Program (“MERP”) will be limited to those active key associates in exempt grades 1 — 4 of United Stationers Supply Co. or its subsidiaries (“Company”) as determined solely by CEO discretion. Under no circumstances will the program apply to spouses or dependents.

Program

The Company will reimburse MERP participants for their medical care expenses in recognition of their key role and services provided to the Company.

General

Allowable Medical Care Expenses

Medical care expenses include the diagnosis, care, medication, treatment or prevention of disease. Expenses paid for medical care shall include those paid for the purpose of affecting any structure or function of the body and for the transportation and lodging primarily for and essential to medical care. Allowable operations or treatments affecting any portion of the body include:

•                  Therapy or X-ray treatments.

•                  Hospital services.

•                  Nursing services (including nurse’s board when paid by the participant).

•                  Medical laboratory.

•                  Surgery.

•                  Dental services.

•                  X-rays.

•                  Medicines and drugs (only items which are legally procured and generally accepted as falling within the category of medicines and drugs, whether or not requiring a prescription).

•                  Eye exams.

•                  Eyeglasses and contact lenses.

•                  Artificial teeth or limbs.

•                  Ambulance hire.

•                  Other diagnostic and healing services.

Expenses paid for transportation primarily for, and essential to, the rendering of medical care are allowable expenses. This includes expenses for the cost of any meals and lodging while away from home receiving medical treatment. The person’s condition must be such that the particular medical care at the institution is vital to recovery.

An expenditure, which is merely beneficial to general health, such as a vacation, is not an allowable expense.

Reimbursement of Medical Care Expenses

The Company will reimburse participants for allowable medical care expenses after all other Company or non-company insurance policies and medical plans (including Medicare and/or any other government sponsored plan) covering the participant, have paid benefits.

Active key associates participating in the MERP will be reimbursed per the following schedule:

By Salary Grades

Grade 1   $40,000 maximum per calendar year

Grade 2   $30,000 maximum per calendar year

Grade 3   $25,000 maximum per calendar year

Grade 4   $15,000 maximum per calendar year

Reimbursement of an allowable medical care expense under the MERP shall be made no later than the last day of the calendar year following the calendar year in which the expense is incurred.  All reimbursements under the MERP are subject to the participant’s timely submission of such supporting documentation and other information as the Company may request.

Amendment and Termination

The Company reserves the right in its sole discretion to amend or terminate the MERP, at any time and from time to time, in a writing that is adopted and signed by the Company’s Senior Vice President, Human Resources and, unless the amendment is ministerial or administrative in terms and effect, approved in advance by the Human Resources Committee of the Company’s Board of Directors.

Miscellaneous

The MERP is a welfare benefit program established and maintained primarily for the purpose of providing medical care benefits for a select group of management or highly compensated employees.  The MERP is subject to the attached continuation coverage rules and benefit claims and appeals procedures.

Attachments:	COBRA
ERISA Claims and Appeals